Exhibit 10.7

December 8, 2008

Mr. Richard F. Wallman

124 Deer Estates Lane

Ponte Verde Beach, FL 32082

Dear Richard:

I am please to invite you to join the Supervisory Board of Tornier B.V. (“Tornier”), as well as join Tornier’s Audit Committee as Chairman, effective as of December 17, 2008.  We believe that Tornier is positioned to become the leading company worldwide focused on orthopaedic extremities, and are excited to benefit from your strategic vision and financial expertise to help Tornier achieve its objectives.

If you accept this invitation, upon being appointed to the Supervisory Board, you will receive, in lieu of any annual or per-meeting fees, a one-time grant of options to purchase 150,000 shares of Tornier BV common stock, which represents 0.164% of the fully-diluted shares outstanding.  The options will be granted to your with an exercise price equal to the fair value of a share of Tornier BV common stock, which is currently $5.66 per share.  The options are subject to a four-year vesting schedule, with 25% vesting after one year, and the remaining 75% vesting pro rata each quarter over the subsequent three years, subject to your continued service on the Supervisory Board.  Naturally, Tornier will also reimburse your for all expenses you incur in connection with your service as a Board member.

In order to provide you with an additional opportunity to participate in the company’s future, you will be granted a one-time co-investment right in Tornier, with such investment to close in conjunction with Tornier’s next round of financing, which is expected to occur in the first quarter of 2009.

We are very excited about the future of Tornier and would be honored to have you as a member of our team.  Please do not hesitate to call me with any concerns or questions.

If you are in agreement with the foregoing, please sign below and fax to me at 952-426-7601.

Sincerely,

/s/ Douglas W. Kohrs
Douglas W. Kohrs
Chief Executive Officer
Tornier

Accepted and agreed

December 11, 2008

/s/ Richard F. Wallman
Richard F. Wallman